Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors
InMed Pharmaceuticals Inc.:

We, KPMG LLP, consent to the use of our report dated September 8, 2020, on the consolidated financial statements of InMed Pharmaceuticals Inc. (the “Company”), incorporated by reference herein.

Our report dated September 8, 2020 contains an explanatory paragraph that states the Company has incurred recurring losses and negative cash flows and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated September 8, 2020 also refers to the Company’s change in accounting policy for leases as of July 1, 2019 due to the adoption of Accounting Standards Update (ASU) 2016-02 – Leases (Topic 842).

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 5, 2021

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